Exhibit 107

Calculation of Filing Fee Table

SCHEDULE TO

(Rule 14d-100)

OYSTER POINT PHARMA, INC.

(Name of Subject Company (Issuer))

IRIS PURCHASER INC.

(Offeror)

A Wholly Owned Subsidiary of

VIATRIS INC.

(Parent of Offeror)

(Name of Filing Persons (identifying status as offeror, issuer or other person)

Table 1 – Transaction Valuation

	Transaction Valuation*	Fee Rate	Amount of Filing Fee**

Fees to Be Paid	$377,812,815.27	0.0001102	$41,634.97

Fees Previously Paid	—		—

Total Transaction Valuation	$17,302,277,031.98

Total Fees Due for Filing			$41,634.97

Total Fees Previously Paid			—

Total Fee Offsets			—

Net Fee Due			$41,634.97

*

Estimated for purposes of calculating the filing fee only. The transaction valuation was calculated as the product of (a) $11.19, the average of the high and low sales prices per share of Oyster Point Pharma, Inc. (“Oyster Point”) common stock (“Shares”) on November 28, 2022, as reported by NASDAQ Global Select Market, and (b) 33,763,433, the number of Shares estimated to be outstanding immediately prior to the consummation of the Offer and the Merger (which includes 27,144,768 outstanding Shares, 4,627,091 Shares that may become outstanding as a result of the exercise of outstanding options, 953,324 Shares that may become outstanding as a result of vesting and settlement of restricted stock units and 1,038,250 Shares that may become outstanding as a result of vesting and settlement of performance-based restricted stock units (based on levels of performance specified in the Merger Agreement). The calculation of the filing fee is based on information provided by Oyster Point Pharma, Inc. as of November 28, 2022. As used herein: “Offer” refers to the Offer to Purchase (attached as Exhibit (a)(1)(A) to the Schedule TO of which this Exhibit 107 forms a part), Letter of Transmittal (attached as Exhibit (a)(1)(B) to the Schedule TO of which this Exhibit 107 forms a part) and other related materials, as each may be amended and supplemented from time to time; “Merger Agreement” refers to the Agreement and Plan of Merger, dated as of November 7, 2022, by and among Viatris Inc., Iris Purchaser Inc. and Oyster Point Pharma, Inc.; and “Merger” refers to the merger, pursuant to the Merger Agreement, of Iris Purchaser Inc with and into Oyster Point Pharma, Inc., with Oyster Point Pharma Inc. continuing as the surviving corporation, in accordance with Section 251(h) of the General Corporation Law of the State of Delaware, as amended, without a vote on the adoption of the Merger Agreement by Oyster Point Pharma, Inc. stockholders.

**

The filing fee was calculated in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, and Fee Rate Advisory for Fiscal Year 2023, effective on October 1, 2022, by multiplying the transaction valuation by 0.0001102.